Exhibit 99-28(h)(4)

OMNIBUS AMENDMENT

This Amendment is entered into as of November 1, 2016 (the “Amendment”), by and between ASSET MANAGEMENT FUND, a Delaware statutory trust (the “Trust”) and THE NORTHERN TRUST COMPANY (“Northern”).

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, the Trust and Northern entered into (i) a Custody Agreement, dated as of November 1, 2009 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Custody Agreement”), (ii) a Fund Administration and Accounting Services Agreement, dated as of November 1, 2009 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “Administration Agreement”), (iii) a Transfer Agency and Service Agreement, dated as of November 1, 2009 (as amended, restated or otherwise modified from time to time prior to the date hereof, the “TA Agreement”), (iv) and an Amended and Restated Omnibus Fee Agreement dated as of September 1, 2014 (the “Fee Agreement”), concerning the provision of custodial, fund administration and accounting and transfer agency services, respectively, for certain investment portfolios of the Trust; and

WHEREAS, in addition to the provisions contained in the Custody Agreement, the TA Agreement and the Fee Agreement, effective as of the date hereof, the Trust and Northern wish to make certain amendments to the Custody Agreement, the TA Agreement and the Fee Agreement.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS; INTERPRETATION.

(a)	Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Custody Agreement, the TA Agreement or the Fee Agreement (as applicable).

(b)	The headings to the clauses of this Amendment shall not affect its interpretation.

2.	AMENDMENTS.

(a)	The Custody Agreement is hereby amended by adding the following Portfolio to Schedule B of the Custody Agreement:

AAAMCO Ultrashort Financing Fund

(b)	Pursuant to Section 16 of the TA Agreement, the TA Agreement is hereby amended by adding the following series of Shares as a “Fund” to Schedule A of the TA Agreement:

AAAMCO Ultrashort Financing Fund

(c)	The Fee Agreement is hereby amended by adding the following new paragraph to Schedule A after the second paragraph of such schedule:

The Trust shall also pay Northern a flat fee of $5,000 per annum for post-trade compliance for AAMCO Ultrashort Financing Fund. In addition, the Trust shall pay Northern a flat fee of $10,000 per annum for each counterparty relationship with the Trust or a series of the Trust that requires a segregated collateral account.

3.            GOVERNING LAW. This Amendment shall be construed and the substantive provisions hereof interpreted under and in accordance with the laws of the State of Illinois

4.            MISCELLANEOUS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the parties. Except as provided herein, this Amendment may not be amended or otherwise modified except in writing signed by all the parties hereto.

5.             EFFECT OF AMENDMENT. All other terms and conditions set forth in the Custody Agreement, the TA Agreement and the Fee Agreement shall remain unchanged and in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Trust and Northern has caused this Amendment to be signed and delivered by its duly authorized representative.

ASSET MANAGEMENT FUND

By:	/s/ Dana A. Gentile
Name:	Dana A. Gentile
Title:	President

THE NORTHERN TRUST COMPANY

By:	/s/ Chad K. Hecht
Name:	Chad K. Hecht
Title:	Vice President